EXHIBIT 99.h.3

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                           THE PHOENIX-ENGEMANN FUNDS

                                       and

                       PHOENIX EQUITY PLANNING CORPORATION

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                           THE PHOENIX-ENGEMANN FUNDS

                                       and

                       PHOENIX EQUITY PLANNING CORPORATION

                                TABLE OF CONTENTS










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

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
ARTICLE 1-  TERMS OF APPOINTMENT: DUTIES OF TRANSFER AGENT ..................  1

ARTICLE 2-  FEES AND EXPENSES................................................  3

ARTICLE 3-  REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT.................  3

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE PHOENIX-ENGEMANN FUNDS.....  3

ARTICLE 5   DATA ACCESS AND PROPRIETARY INFORMATION..........................  4

ARTICLE 6   INDEMNIFICATION..................................................  5

ARTICLE 7   STANDARD OF CARE.................................................  6

ARTICLE 8   COVENANTS........................................................  6

ARTICLE 9   TERMINATION......................................................  7

ARTICLE 10  ASSIGNMENT.......................................................  7

ARTICLE 11  AMENDMENT........................................................  7

ARTICLE 12  CONNECTICUT LAW TO APPLY.........................................  7

ARTICLE 13  FORCE MAJEURE....................................................  7

ARTICLE 14  CONSEQUENTIAL DAMAGES............................................  8

ARTICLE 15  MERGER OF AGREEMENT..............................................  8

ARTICLE 16  LIMITATIONS OF LIABILITY OF THE TRUSTEES
            AND SHAREHOLDERS.................................................  8

ARTICLE 17  COUNTERPARTS.....................................................  8




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                      TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------

         AGREEMENT made as of the 8th day of December, 1997, by and between the undersigned entities (hereinafter singularly referred to as a "Fund" and collectively referred to as the "Phoenix-Engemann Funds"), and PHOENIX EQUITY PLANNING CORPORATION (hereinafter referred to as the "Transfer Agent").

                                   WITNESSETH:

          WHEREAS, the Phoenix-Engemann Funds desire to appoint Transfer Agent as their transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Transfer Agent desires to accept such appointment; and

         WHEREAS, the parties wish to set forth herein their mutual understandings and agreements.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged and affirmed, the parties hereto agree as follows:

Article 1           TERMS OF APPOINTMENT; DUTIES OF TRANSFER AGENT
                    ----------------------------------------------

          1.01 Subject to the terms and conditions set forth in this Agreement, the Phoenix-Engemann Funds hereby employ and appoint Transfer Agent to act as, and Transfer Agent agrees to act as, transfer agent for the authorized and issued shares of beneficial interest or common stock, as the case may be, of each of the Phoenix-Engemann Funds (hereinafter collectively and singularly referred to as "Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Phoenix-Engemann Funds ("Shareholders") and as set out in the currently effective registration statement of each Fund (the prospectus and statement of additional information portions of such registration statement being referred to as the "Prospectus"), including, without limitation, any periodic investment plan or periodic withdrawal. program.

          1.02 Transfer Agent agrees that it will perform the following services pursuant to this Agreement:

         (a) In accordance with procedures established from time to time by agreement between the Phoenix-Engemann Funds and Transfer Agent, Transfer Agent shall:

                  i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian


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                           appointed from time to time by the Trustees/Directors
                           of each Fund (which entity or entities, as the case may be, shall be referred to as the "Custodian");

                  ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in .the each. appropriate Shareholder account;

                  iii) Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

iv)                        In respect to the transactions in items (i), (ii) and
                           (iii) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Phoenix-Engemann Funds who shall thereby be deemed to be acting on behalf of the Phoenix-Engemann Funds;

                  v) At the appropriate time as and when it receives monies paid to it by any Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders:

                  vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  vii) Prepare and transmit payments for dividends and distributions declared each Fund, if any;

                  viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and the Phoenix-Engemann Funds, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

                  ix) Maintain records of account for and advise each Fund and its respective Shareholders as to the foregoing; and

                  x) Record the issuance of Shares and maintain pursuant to Rule 17Ad-1O(e) under the Exchange Act of 1934, a record of the total number of Shares which are authorized, issued and outstanding based upon data provided to it by each Fund. The Transfer Agent shall also provide on a regular basis to each Fund the total number of Shares which are authorized, issued and outstanding shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of each respective Fund.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), Transfer Agent shall:(i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to, maintaining all Shareholder accounts. preparing


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Shareholder meeting lists, mailing proxies, receiving and tabulating proxies.
mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S, Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and
(ii) provide a system which will enable each Fund to monitor the total number of Shares sold in each State.

         (c) In addition, the Phoenix-Engemann Funds shall (i) identify to Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State, and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Transfer Agent for a Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Phoenix-Engemann Funds and the reporting of such transactions to each Fund as provided above.

         (d) Procedures as to who shall provide certain of the services in
Article I may be established from time to time by agreement between the Phoenix-Engemann Funds and Transfer Agent per the attached service responsibility schedule, if any. The Transfer Agent may at times perform only a portion of these services and the Phoenix-Engemann Funds or its agent may perform these services on behalf of any Fund.

         (e) The Transfer Agent shall provide additional services on behalf of the Phoenix-Engemann Funds (i.e., escheatment services) which may be agreed upon in writing between the Phoenix-Engemann Funds and the Transfer Agent.


ARTICLE 2                           FEES AND EXPENSES
                                    -----------------

         2.01 In consideration of the services provided by the Transfer Agent pursuant to this Agreement, each Fund agrees to pay Transfer Agent an annual maintenance fee for each Shareholder account as set forth in Schedule A attached hereto and made a part hereof. Annual Maintenance Fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between each Fund and Transfer Agent. Nothing herein shall preclude the assignment of all or any portion of the foregoing fees and expense reimbursements to any sub-agent contracted by Transfer Agent.

         2.02 In addition to the fee paid under Section 2.01 above, the Phoenix-Engemann Funds agree to reimburse Transfer Agent for out-of-pocket expenses or advances incurred by Transfer Agent for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by Transfer Agent at the request or with the consent of any Fund, will be reimbursed by the Fund requesting the same.

         2.03 The Phoenix-Engemann Funds agree to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. The above fees will be charged against each Fund's custodian checking account five (5) days after the invoice is transmitted to the Phoenix-Engemann Funds. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to Transfer Agent at


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least seven (7) days prior to the mailing date of such materials.


ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT
                  ------------------------------------------------

         The Transfer Agent represents and warrants to the Phoenix-Engemann Funds that:

         3.01 It is a corporation organized and existing and in good standing under the laws of the State of Connecticut.

         3.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.05 It is and shall continue to be a duly registered transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934.


ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF PHOENIX-ENGEMANN FUNDS
                 --------------------------------------------------------

         The Phoenix-Engemann Funds represent and warrant to Transfer Agent that:

         4.01 All corporate or trust proceedings, as the case may be, required to enter into and perform this Agreement have been undertaken and are in full force and effect.

         4.02 Each Fund is an open-end, diversified management investment companies registered under the Investment Company Act of 1940.

         4.03 A registration statement under the Securities Act of 1933 is currently effective for each Fund that is offering its securities for sale and such registration statement will remain effective and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.


ARTICLE 5         DATA ACCESS AND PROPRIETARY INFORMATION
                  ---------------------------------------

         5.01 The Phoenix-Engemann Funds acknowledge that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Phoenix-Engemann Funds by the Transfer Agent as part of each Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Phoenix-Engemann Funds agree to treat all Proprietary Information as proprietary to the Transfer Agent and further agree that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Phoenix-


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Engemann Funds agree for itself and its employees and agents:

(a) to access Customer Data solely from location as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent's applicable user documentation;

(b) to refrain !Tom copying or duplicating in any way the Proprietary:- Information;

(c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions

(d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(e) that the Phoenix-Engemann Funds shall have access only to those authorized transactions agreed upon by the parties; and

(f) to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

         Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

         5.02 If the Phoenix-Engemann Funds notified the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Phoenix-Engemann Funds agree to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         5.03 If the transactions available to the Phoenix-Engemann Funds include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.


ARTICLE 6         INDEMNIFICATION
                  ---------------


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         6.01 The Transfer Agent shall not be responsible for, and the
Phoenix-Engemann Funds shall indemnify and hold Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of Transfer Agent or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The lack of good faith, negligence or willful misconduct by the Phoenix-Engemann Funds which arise out of the breach of any representation or warranty of the Phoenix-Engemann Funds hereunder.

         (c) The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by Transfer Agent or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Phoenix-Engemann Funds or any other person or firm on behalf of the Phoenix-Engemann Funds including but not limited to any previous transfer agent or registrar.

         (d) The reliance on, or the carrying out by Transfer Agent or its agents or subcontractors of any instructions or requests of the Phoenix-Engemann Funds.

         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         6.02 Transfer Agent shall indemnify and hold each of the Phoenix-Engemann Funds harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by Transfer Agent, or any sub-agent, as a result of Transfer Agent's, or such sub-agent's, lack of good faith, negligence or willful misconduct.

         6.03 At any time the Transfer Agent may apply to any officer of the Phoenix-Engemann Funds for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Transfer Agent under this Agreement, and Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Phoenix-Engemann Funds for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Phoenix-Engemann Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Phoenix-Engemann Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice there of from the Phoenix-Engemann Funds. Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of any Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.


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

         6.04 In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         6.05 Transfer Agent hereby expressly acknowledges that recourse against any of the Phoenix-Engemann Funds. if any, shall be subject to those limitations provided by governing law and the Declaration of Trust of the Phoenix-Engemann Funds, as applicable, and agrees that obligations assumed by the Phoenix-Engemann Funds hereunder shall be limited in all cases to the Phoenix-Engemann Funds and their respective assets. Transfer Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Phoenix-Engemann Funds, nor shall the Transfer Agent seek satisfaction of any obligations !Tom the Trustees/Directors or any individual Trustee/Director of the Phoenix-Engemann Funds.

ARTICLE 7         STANDARD OF CARE
                  ----------------

         7.01 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.


ARTICLE 8         COVENANTS
                  ---------

         8.01 The Phoenix-Engemann Funds shall promptly furnish to Transfer Agent the following:

         (a) A certified copy of the resolution of its Trustees/Directors authorizing the appointment of Transfer Agent and the execution and delivery of this Agreement.

         (b) A copy of the Declaration of Trust or Articles of Incorporation, as the case may be, and By-Laws, if any, and all amendments thereto of each Fund.

         8.02 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Phoenix-Engemann Funds for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         8.03 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, Transfer Agent agrees that all such records prepared or maintained by Transfer Agent relating to the services to be performed by Transfer Agent hereunder are the property of each respective Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to each respective Fund on and in accordance with its request.


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

         8.04 The parties agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         8.05 In case of any requests or demands for the inspection of the Shareholder records, Transfer Agent will endeavor to notify the affected Fund and to secure instructions from an authorized officer of such Fund as to such inspection. Transfer Agent reserves the right. however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.


ARTICLE 9         TERMINATION
                  -----------

         9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other. The parties mutually acknowledge that the termination of this Agreement by one, but not each Fund shall not effect a termination of this Agreement as to any and all other Phoenix Fund(s) which have not terminated the Agreement.

         9.02 Should any Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the terminating Fund. Additionally, Transfer Agent reserves the right to charge any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees to the terminating Fund.


ARTICLE 10        ASSIGNMENT
                  ----------

         10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          10.03 The Transfer Agent may, without further consent on the part of any of the Phoenix-Engemann Funds, subcontract for the performance hereof with one or more sub-agents; provided, however, that Transfer Agent shall be as fully responsible to each Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.


ARTICLE 11        AMENDMENT
                  ---------

          11.01 This Agreement may be amended or modified by a written agreement executed by the parties and authorized or approved by a resolution of the Trustees/Directors of each respective Fund.


ARTICLE 12        CONNECTICUT LAW TO APPLY
                  ------------------------

         12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Connecticut.


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


ARTICLE 13        FORCE MAJEURE
                  -------------

          13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.


ARTICLE 14        CONSEQUENTIAL DAMAGES
                  ---------------------

         14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.


ARTICLE 15        MERGER OF AGREEMENT
                  -------------------

          15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

          15.02 This Agreement sha1l not be merged with or construed in conjunction with any other current or future agreement between the Phoenix-Engemann Funds (including any Fund) and Phoenix Equity Planning Corporation, each and a1l of which agreements sha1l at a1l times remain separate and distinct.


ARTICLE 16        LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS
                  ---------------------------------------------------------

          16.01 For the Funds which that are formed as Massachusetts business trusts, notice is hereby given that the Agreement and Declaration of such Trusts are on file with the Secretary of the Commonwealth of Massachusetts and was executed on behalf of the Trustees of such Trusts as Trustees and not individua1ly and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of each Fund.


ARTICLE 17        COUNTERPARTS
                  ------------

          17.01 This Agreement may be executed by the parties hereto on any number of counterparts, and a1l of said counterparts taken together sha1l be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                              The Phoenix-Engemann funds



                              By:
                                 ----------------
                              Name: Roger Engemann
                              Title: President


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

ATTEST:

By:
    ------------------
Name:
    ------------------
Title:
    ------------------



                             PHOENIX EQUITY PLANNING CORPORATION
                             By:
                                --------------------------------
                                     Thomas N. Steenburg
                                   Vice President and Counsel



ATTEST:

By:
    ------------------
Name:
    ------------------
Title:
    ------------------



                                   SCHEDULE A
                                   ----------
                                  FEE SCHEDULE

Annual Maintenance Fees shall be based on the following formula:


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

                              AMF Fund = BAMF x SA

where, AMF Fund refers to the aggregate Annual Maintenance Fee levied against each respective Fund,

         BAMF refers to the Base Annual Maintenance Fee levied against each respective Fund for each shareholder account, as more particularly described below, at the basic annual per account rate of $19.25 for daily dividend accounts and $14.95 for non-daily dividend accounts, and

         SA refers to the number of Shareholder Accounts subject to the terms of this Agreement and any and all sub-transfer agent agreements which presently or hereafter may be entered into by the Transfer Agent. For the purpose of computing the foregoing, the Transfer Agent will ascertain the number of Shareholders of each Fund regardless of whether any such Shares are held in accordance with any pooled or omnibus accounts or arrangement managed or controlled by any entity, broker/dealer or sub-transfer agent.

Other Fees

v        Omnibus Accounts, Per Transaction           $2.50
v        Closed Accounts, per Account, per month     $0.20
v        Check writing Fees:
         [scissors] Privilege set-up                 $5.00
         [scissors] Per Cleared Check                $1.00


Out-of-Pocket Expenses
----------------------

Out-of-pocket expenses include, but are not limited to: confirmation production. postage, forms, telephone, microfilm, microfiche, stationary and supplies billed as .1122% of postage costs and expenses incurred at the specific direction of any Fund. Postage for mass mailings is due seven days in advance of the mailing date.

fund\900


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